Exhibit 3.1

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ESCHELON TELECOM, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Eschelon Telecom, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) certifies as follows:

1.             The name of the Corporation is Eschelon Telecom, Inc. The Corporation was originally incorporated under the name Advanced Telecommunications, Inc.

2.             The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 30, 1999.  The Second Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware was filed on December 13, 1999 and amended on April 14, 2000.  The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2000.  The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 27, 2000.  The First Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2002 at 1:45 p.m. (the “First Amendment”).  The Second Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2002 at 1:50 p.m. (the “Second Amendment”).  The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 27, 2002 at 2:00 p.m.  The Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 2004.  The Sixth Amended and Restated Certificate of Incorporation, is in effect on the date of the filing of this Seventh Amended and Restated Certificate of Incorporation (the “Charter”).

3.             This Charter was duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware by resolution of the Board of Directors of the Corporation and the written consent of the stockholders of the Corporation. This Charter restates, integrates, amends and supercedes the provisions of the Charter, as previously amended and restated.

4.             The text of the Charter is hereby restated to read in its entirety as follows:

FIRST: The name of the Corporation is Eschelon Telecom, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware, as the same exists or may hereafter be amended.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue 325,000,000 consisting of 200,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 125,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation but subject to the rights and powers reserved or granted to the stockholders thereby or under applicable law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.            Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.            Special meetings of stockholders of the Corporation may be called only (1) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), (2) by the Chairman of the Board, the Chief Executive Officer, or the President or (3) by the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote. Only such business shall be considered at a special meeting as is set forth in the notice for such meeting.

SIXTH:

A.            The number of directors shall initially be set at eight (8) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).  Upon the filing of this Seventh Amended and Restated Certificate of Incorporation (the “Effective Date”), the directors shall be elected at the annual meeting of stockholders held in the one year following their election and until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal.  Directors need not be stockholders of the Corporation.  All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum or as contemplated below, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which their term of office expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. Notwithstanding the foregoing, if one or more directors is removed from office by the stockholders pursuant to Article SIXTH, Section C, the stockholders may fill the vacancies created thereby if (i) the appointment of the new director(s) is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, (ii) such appointment occurs at the same annual or special meeting at which the stockholders vote to remove the incumbent director(s) in question and (iii) the stockholders have complied with all applicable provisions in the bylaws relating to notice of business to be presented at the meeting and of director nominations.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH or Article EIGHTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by a duly authorized officer on this         day of                  ,           .

ESCHELON TELECOM, INC.

By:	, Secretary